Exhibit 99.1

Oragenics, Inc. Regains Compliance with NYSE American Continued Listing Standards

November 13, 2017

TAMPA, Fla.— Florida-based biopharmaceutical company Oragenics, Inc. (NYSE American: OGEN) (the “Company”) today announced receipt of notification from the NYSE American LLC (the “Exchange”) that the Company has regained compliance with the Exchange’s listing requirements.

The Company previously received notice on May 10, 2016, June 21, 2016 and June 19, 2017 that the Company was not in compliance with Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) of the NYSE MKT (n/k/a NYSE American) Company Guide (the “Guide”) with respect to required equity thresholds. On November 9, 2017, the Company filed a Form 8-K report with the Securities and Exchange Commission announcing that its Stockholders’ Equity was approximately $6,929,555 on a pro-forma basis. With this information provided, the Exchange determined the Company had resolved the continued listing deficiency with respect to Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) of the Guide. In a letter dated November 10, 2017, the Exchange notified the Company that it had successfully regained compliance with the NYSE American continued listing standards.

Commenting on the matter, President and CEO Dr. Alan Joslyn stated: “We are pleased that we have regained compliance with the NYSE American’s continued listing standards.” Dr. Joslyn continued, noting “the Company’s ability to regain full compliance with the NYSE American listing standards was due to the continued support of existing investors as demonstrated by the recently announced and completed financing transactions.”

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “ believe,” “ expect,” “ anticipate,” “ intend,” “ estimate,” “ project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com